Exhibit 10.1

2012 Bonus and 2013 Compensation Information for Named Executive Officers

Name	Title	2012 Bonus	2013 Base Salary	2013 Target Bonus (% of Salary)	Stock Options
Robert I. Blum	President and Chief Executive Officer	$242,813	$555,000	50%	800,000
Sharon A. Barbari	Executive Vice President, Finance and Chief Financial Officer	$139,783	$391,000	40%	300,000
David W. Cragg	Senior Vice President, Human Resources	$73,496	$278,000	30%	150,000
Fady I. Malik	Senior Vice President, Research and Early Development	$83,119	$355,000	30%	300,000
Andrew A. Wolff	Senior Vice President, Clinical Research and Development and Chief Medical Officer	$117,976	$388,000	35%	250,000